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                                                                    EXHIBIT 4.1a


                        SUPPLEMENT NO. 1 TO THE INDENTURE

                             dated as of _____, 2002

                                     between

                    SPECIALTY MORTGAGE TRUST, INC., as Issuer

                                       and

                      DEUTSCHE BANK NATIONAL TRUST COMPANY,
          formerly known as Bankers Trust Company of California, N.A., as Trustee


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            SUPPLEMENT NO. 1 TO THE INDENTURE dated as of _____, 2002
("Supplemental Indenture") between SPECIALTY MORTGAGE TRUST, INC. (the "Issuer"), and DEUTSCHE BANK NATIONAL TRUST COMPANY, formerly known as Bankers Trust Company of California, N.A., a national banking association, as trustee (the "Trustee"), to the Indenture dated as of January 1, 2001, by and between the Issuer and the Trustee (the "Indenture").

            WHEREAS, Section 9.01 of the Indenture permits entry into agreements supplemental to the Indenture upon the terms and conditions specified therein;

            WHEREAS, the Issuer and the Trustee have heretofore executed the Indenture;

            WHEREAS, the Issuer and the Trustee wish to amend certain terms of the Indenture by entering into this Supplemental Indenture; and

            WHEREAS, such action will not adversely affect the interests of the Holders of the Notes.

            NOW, THEREFORE, the Issuer and the Trustee agree to enter into this Supplemental Indenture, hereby supplementing certain terms of the Indenture, as of the date hereof as follows:

        Section 1. Definitions. Each term used but not defined herein shall have the meaning assigned to such term in the Indenture.

        Section 2. Amendments.

        A. Clause (b) of Section 2.03 of the Indenture is amended to read:

                "The Notes will mature a minimum of one month and a maximum of five years from the date of issuance, as stated on the face of each Note (the "Stated Maturity"). The principal of each Note shall be payable at the Stated Maturity thereof unless the unpaid principal of such Note becomes due and payable at an earlier date by declaration of acceleration or otherwise. All cash payments made with respect to any Note shall be applied first to the interest then due and payable on such Note and then to the principal thereof."

        B. The second to last sentence of the first paragraph of Clause (c) of
Section 2.03 of the Indenture is amended to read:

                "The interest rate on the Notes will in no event be less than the applicable federal rate (as defined in Section 1274(d) of the Code) as periodically set by the Internal Revenue Service for the corresponding term to maturity."

        C. The last sentence of the first paragraph of Clause (c) of Section
2.03 of the Indenture is amended to read:

                "Interest is payable to the persons in whose names the Notes are registered at the election of the Noteholder either (a) payable monthly in arrears, on the Payment Date of each month or such other day as may be provided in the related Issuer Order or (b) compounded monthly and payable at the earlier of the Stated Maturity or the annual anniversary of issuance."

        D. Clause (a) of Section 3.12 of the Indenture is amended to read:

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                "The ratio of (a) the Total Indebtedness of the Issuer, both secured and unsecured, to (b) the GAAP Net Worth of the Issuer, is limited to no more than 4:1."

        E. The first sentence of Section 3.13 of the Indenture is amended to read:

                "The Issuer will withhold 31% (or other required back-up withholding tax rate then in effect) of any interest payable to any Holder who has not provided a fully executed Form W-9 or satisfactory equivalent or where the Internal Revenue Service has notified the Issuer that back-up withholding is otherwise required."

        Section 3. Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be deemed an original hereof and all of which, when taken together, shall constitute one and the same Supplemental Indenture.

        Section 4. Ratification of Indenture. Except as provided herein, all provisions, terms and conditions of the Indenture shall remain in full force and effect. This Supplemental Indenture is not intended to, and shall not, modify, add to, or amend any of the terms of the Notes, including, but not limited to, the Stated Maturity of the Notes, that were issued under the Indenture prior to the date of this Supplemental Indenture. As supplemented by this Supplemental Indenture, the Indenture is ratified and confirmed in all respects.

        Section 5. Entire Agreement. This Supplemental Indenture sets forth the entire agreement between the Issuer and the Trustee with respect to the subject matter hereof, and this Supplemental Indenture supersedes and replaces any agreement or understanding that may have existed between the Issuer and the Trustee prior to the date hereof in respect of such subject matter.

            IN WITNESS WHEREOF, the parties hereto have executed this Supplemental Indenture as of the date set forth above.

                                    SPECIALTY MORTGAGE TRUST, INC., as Issuer


                                    By:
                                         ---------------------------------------
                                         Name:
                                         Title:


                                    DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                      formerly known as Bankers Trust Company
                                      of California, N.A., as Trustee


                                    By:
                                         ---------------------------------------
                                         Name:
                                         Title: